CLOSING AGREEMENT

     THIS TRANSFER AND ASSIGNMENT is executed as of October 1, 2000, by and between WASTEMASTERS OF DELAWARE, INC., WASTEMASTERS, INC. (collectively, "WMI") and GLOBAL ECO-LOGICAL SERVICES, INC. ("Global").

     WHEREAS, WMI and Global entered into a Lease/Purchase and Management Agreement, dated September 1, 2000 (the "Lease"), wherein WMI leased the following described property (collectively, the "Property"), to wit: Tri-State Waste Disposal, Inc., a New Jersey corporation; All Waste Disposal Service, Inc., a Commonwealth of Pennsylvania corporation; and Lisbon Landfill, Inc., a Florida corporation (collectively, hereinafter, the "Corporations");

     WHEREAS, the Lease contained an option to purchase the Property, which WMI has exercised;

     WHEREAS, the parties have executed this Agreement to evidence the conveyance of the Property to WMI.

     NOW THEREFORE, for the consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, WMI and Global hereby agree as follows:

1. Payment of Purchase Price for Property. In consideration for the Corporations, and pursuant to the terms of the Option within the Lease, WMI shall deliver unto Global Fifteen Million shares (15,000,000) common stock of WasteMasters (NASDAQ BB: "WAST"). When issued and delivered, the shares will be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or other similar rights of any person. The shares when delivered as set forth herein will be registered pursuant to the Securities Act of 1933, as amended, on a registration statement that has been declared effective by the SEC.

     2. Transfer and Assignment of Corporations. Global hereby sells, transfers, assigns, delivers and conveys to WMI, its successors and assigns, or its designee, all right, title and interest of Global in and to the common stock of the Corporations, and any claim which Global has against the Corporations (other than any claim for enforcement of the obligations created by this Assignment).

     3. Indemnification of Global. In partial consideration for the assignment of such stock and claims in and against the Corporations to WMI, WMI hereby agrees to indemnify and hold Global and its officers, directors, employees and subsidiaries harmless against any and all such claims or liabilities asserted against Global, including any attorney's fees incurred as a result of such claims or liabilities, arising out of the operation of, or related to, the Corporations whenever incurred, including any liability to vendors, lessors, taxing authorities, or lenders to the Corporations.

     4. Release of Global. In consideration for the transactions effectuated herein, the Corporations hereby release and discharge Global from any claim or liability which they may have against Global, and the WMI hereby agrees to indemnify and hold Global harmless against any claim or liability, including attorney's fees incurred in defense of such claim or liability, which the Corporations might have against Global.

     5. Turnover of Books and Records. Global recognizes it will have an obligation to supply audited financial statements for the Corporations through December 31, 1999 and will be immediately required to turnover the books and records of the Corporations.

     6. Survival of Assignment. The provisions of this Assignment shall survive the consummation of the transactions provided for herein.

     7. Governing Law. This instrument shall be construed and enforced in accordance with and governed by the laws of the State of Georgia.

     8. Binding Effect. This instrument shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

     9. Time of the Essence. WasteMasters realizes time is of the essence with reference to the shares delivered to Global, and that in no case shall registration extend beyond 120 days from the date of this Agreement.

     IN WITNESS WHEREOF, Assignor and Assignee have executed and sealed this Assignment as of the day and year first above written.



WASTEMASTERS OF DELAWARE, INC., a Delaware corporation


/s/ Douglas Holsted
By: Douglas Holsted, Secretary



GLOBAL ECO-LOGICAL SERVICES, INC.


/s/ Richard D. Tuorto
By: Richard D. Tuorto, Sr., President


Agreed and Assented to:
WASTEMASTERS, INC.


/s/ Douglas Holsted
By: Douglas Holsted, Secretary